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FS CREDIT INCOME FUND

PROXY VOTING POLICIES AND PROCEDURES

FS Credit Income Fund (the “Fund”) has delegated its proxy voting responsibility to its investment adviser, FS Credit Income Advisor, LLC (the “Adviser”). The Proxy Voting Policies and Procedures of the Adviser are set forth below. (The guidelines are reviewed periodically by the Adviser and the Fund’s non-interested trustees, and, accordingly, are subject to change.)

Introduction

As an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Adviser has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients.

These policies and procedures for voting proxies for the investment advisory clients of the Adviser are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy Policies

The Adviser has delegated proxy voting authority for its investments to the Sub-Adviser. Accordingly, the Sub-Adviser reviews any pending proxy vote decisions seeking to ensure that all votes cast for the Fund are in the best interests of the Fund and its shareholders. Vote decisions are made after the Sub-Adviser considers recommendations made by its proxy voting service, as applicable, and after considering how best to cast the vote such that its clients best interests are served.

It is possible that the best interests of different clients of the Sub-Adviser, including the Fund, may not always be aligned.

The proxy voting decisions of the Adviser are made by the Sub-Adviser. To ensure that its vote is not the product of a conflict of interest, the Sub-Adviser requires that: (i) anyone involved in the decision-making process disclose to the Sub-Adviser’s Chief Compliance Officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) absent prior approval from the Sub-Adviser’s Senior Management, employees involved in the decision-making process or vote administration are prohibited from revealing how the Sub-Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties.

Proxy Voting Records

Information regarding how the Sub-Adviser voted proxies with respect to the Fund’s portfolio securities during the most recent 12-month period ending June 30 will be available without charge by making a written request to the Adviser’s Chief Compliance Officer, 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112 or by calling the Fund collect at (215) 495-1150, or on the SEC’s website at http://www.sec.gov.

Exhibit (a)(5)